EXHIBIT 10.53


                               CHARLTON AVENUE LLC
                          C/O NAVIGATOR MANAGEMENT LTD.
                                   P.O.B. 972
                                    ROAD TOWN
                                     TORTOLA
                               BRITISH VIRGIN ISL.



VIA FACSIMILE 954-581-0555

Attention:   Linda B. Grable, CEO
Imaging Diagnostic Systems, Inc.
6531 Northwest 18 Court
Plantation, Florida 33313

                    Re: Amendment of Private Equity Agreement between Charlton Avenue LLC and Imaging Diagnostic Systems, Inc. dated as of May 15, 2002 (the "Agreement")

Dear Ms. Grable:

         This letter confirms our agreement to amend the Agreement as of July 17, 2002, as follows:

          1. Section 10.6 of the Agreement is hereby amended to read as follows:

                  Section 10.6 TERMINATION. This Agreement shall terminate at the end of the Commitment Period; provided, however, that the provisions of Article VI, VIII, and Sections 9.2,10.2, 10.3 and 10.4 shall survive the termination of this Agreement.

          2 Except as amended above, the Agreement shall remain in full force and effect.

         Please confirm your agreement to the foregoing by signing in the space provided below and returning an executed copy to us.

                                         Yours sincerely,

                                         CHARLTON AVENUE LLC



                                         By: /s/ Arlene De Castro
                                             /s/ Tracey Primus
                                         Navigator Management Ltd., Director

    Agreed and accepted this
    18th day of July 2002

    IMAGING DIAGNOSTIC SYSTEMS, INC.



    By:      /s/ Linda B. Grable
             Linda B. Grable, CEO